SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.   20549



                          FORM 8-K

                       CURRENT REPORT
             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934



      Date of report (date of earliest event reported)
                      September 1, 1994



                   NALCO CHEMICAL COMPANY
   (Exact Name of Registrant as Specified in its Charter)



                          DELAWARE
       (State or other Jurisdiction of Incorporation)




        1-4957                        36-1520480
(Commission File Number)   (IRS Employer Identification No.)



     One Nalco Center, Naperville, Illinois   60563-1198
    (Address of Principal Executive Offices)  (Zip Code)


                       (708) 305-1000
               (Registrant's Telephone Number)
 Item 5 - Other Events

     On September 1, 1994, the Registrant announced the completion of its agreement with Exxon Chemical Company to form a worldwide energy chemicals joint venture company to be known as Nalco/Exxon Energy Chemicals L.P. The intent to form this joint venture was previously announced on February 3, 1994 and a Form 8-K was filed by the Registrant on that date. The new company includes the Registrant's Petroleum Chemicals Division business units, certain segments of its international operations and Exxon Chemical Company's Energy Chemicals business.

     At the same time, the Registrant announced a worldwide restructuring and consolidation of manufacturing and support operations aimed at achieving greater efficiencies and enhanced customer satisfaction. The Registrant will take an after-tax charge of approximately $54 million, or 70 cents per share, against 1994 earnings, for expenses related to the formation of the joint venture company and the Registrant's restructuring and consolidation efforts. In addition, the total number of the Registrant's employees will be reduced by about 1300, about 20 percent of its total workforce. Approximately 900 of these employees will be employed by the joint venture and about 400 will be provided with severance packages.


Item 7 - Exhibits
     Exhibit 1.  Nalco Chemical Company and Exxon Chemical
Company Joint Press Release dated September 1, 1994 on the launch of the new joint venture.

     Exhibit 2.  Nalco  Chemical Company Press Release dated
September 1, 1994 on the charge for the joint venture and restructuring.




                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              NALCO CHEMICAL COMPANY


Date:_September 9, 1994       By:_/s/C. L. Campbell____
                                   C. L. CAMPBELL